Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 17, 2011, with respect to the statements of revenues and direct operating expenses of the oil and gas properties acquired by BlueStone Natural Resources, LLC from BP America Production Company, incorporated by reference to the Registration Statement (Form S-3) and related Prospectus of Memorial Production Partners LP dated March 5, 2013.

/s/ Ernst & Young LLP

Houston, Texas

March 5, 2013